FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS FISCAL 2012 FOURTH QUARTER AND YEAR-END RESULTS

HAUPPAUGE, NY - May 14, 2012 - VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its fiscal 2012, fourth quarter and year ended February 29, 2012.

Release Highlights:

•	Year-over-year sales increase of 25.9%, gross margin improvement of 660 basis points and operating income rises nearly $35.0 million.

•	Fiscal 2012 EBITDA of $54.8 vs. $23.0 million in Fiscal 2011, a $31.8 million improvement.

•	Continued growth in Mobile OEM business segment with new programs scheduled for FY13.

•	Klipsch sales meet projections; high-end audio category increases year-over-year.

•	Accessories sales begin to rebound in 2nd half of the year; new products to hit market throughout FY13.

•	International business continues to increase; addition of Hirschmann strengthens global footprint, OEM relationships and technology offering.

Commenting on the Company's performance, Pat Lavelle, President and CEO stated, “We executed our strategy in Fiscal 2012 and I believe the financial benefits are reflected in our bottom-line. We shifted our product mix towards higher margin growth categories, strengthened our international footprint and are in the process of better aligning our organization to realize additional synergies, both sales and expense driven, over the coming years. Our retail placement remains strong and our OEM relationships have expanded globally, especially with the addition of Hirschmann. We have several new products which have us excited, as well as new partnerships with technology leaders, such as Qualcomm and Sprint. I'm proud of what our team accomplished and we all remain focused on continuing to meet the needs of our customers and driving long-term sustainable value for our shareholders.”

Lavelle continued, “Moving in to Fiscal 2013, we are projecting sales of approximately $900 million and EBITDA of $62 - $65 million. Many of our core product lines are expected to grow organically this year and we see increased potential in the 2nd half of the year backed by new product introductions and new OEM programs. Over a third of our sales however are tied to the Euro and the weaker year-over-year Euro comparisons should adversely impact sales, income and EBITDA. There are also a number of product lines we continue to monitor and we may de-emphasize some of our lower margin product categories, consistent with our strategy. We are being conservative based on the global markets today, and there is potential upside to our forecasts should the global markets stabilize and if we see improvements in consumer spending domestically. Long-term, our value proposition has not changed and we are optimistic in our ability to generate growth and increased profitability. Our market positions have never been stronger.”

Fiscal Fourth Quarter Comparisons
Net sales for the fiscal 2012 fourth quarter were $176.6 million, an increase of 27.1% compared to net sales of $138.9 million in the comparable year ago period.

Electronics sales were $136.0 million and $102.8 million for the comparable fiscal fourth quarters, an increase of 33.2%. Accessories sales for the fiscal 2012 fourth quarter were $40.6 million, an increase of 12.5% as compared to sales of $36.1 million in the comparable year-ago period. Driving these increases were higher sales of mobile electronics products in select product categories, continued growth in the Company's international operations and the addition of Klipsch sales. These gains were partially offset by lower sales in the Company's consumer business, and declines in mobile audio fulfillment sales. As a percentage of net sales, Electronics and Accessories

VOXX International Reports Year-end Financial Results

represented 77.0% and 23.0% of the net sales for the three months ended February 29, 2012 and 74.0% and 26.0% for the three months ended February 28, 2011, respectively.

The gross margin for the three months ended February 29, 2012 was 31.5%, an increase of 640 basis points as compared to 25.1% for the three months ended February 28, 2011. The increase in gross margin is directly related to a shift in product mix during the comparable quarters, with the addition of Klipsch sales, increases in Accessories and lower sales mobile audio products and in the Company's consumer business.

Operating expenses for the fiscal 2012 fourth quarter were $41.8 million, an increase of $11.9 million over $29.9 million reported in the fiscal 2011 fourth quarter. This increase was primarily driven by the addition of Klipsch expenses, which accounted for approximately $10.2 million, as well as increases in compensation expense and professional service fees. These increases were partially offset by reductions in depreciation expense, a benefit related to put options, and other ongoing cost controls instituted by senior management.

The Company reported operating income of $13.8 million for the fourth quarter of fiscal 2012, compared to operating income of $4.9 million in the comparable year ago period, an improvement of $8.9 million. Net income for the three month period ended February 29, 2012 was $10.9 million or earnings per basic share of $0.47 and earnings diluted share of $0.46. This compares to net income of $17.4 million or earnings per basic and diluted share of $0.75 for the period ended February 28, 2011. The fiscal 2012 fourth quarter includes a tax expense of $3.0 million as compared to a tax benefit of $12.3 million in the comparable fiscal 2011 fourth quarter.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of fiscal 2012, was $17.7 million as compared to EBITDA of $8.3 million for the comparable period in fiscal 2011, an improvement of $9.4 million. Adjusted EBITDA for the same periods was $19.2 million and $9.3 million, respectively.

Fiscal Year-end Comparisons (FY12 vs. FY11)
Net sales for the fiscal year ended February 29, 2012 were $707.1 million, an increase of 25.9% compared to net sales of $561.7 million in the comparable year ago period.

Electronics sales were $561.0 million and $415.2 million for the years ended February 29, 2012 and February 28, 2011, respectively, an increase of 35.1%. Accessories sales for the similar comparable periods were $146.1 million as compared to $146.5 million, a decrease of 0.3%. For the fiscal 2012 period, approximately $169.5 million of sales were generated from Klipsch, which was acquired on March 1, 2011. The Company also experienced increases in its OEM mobile electronics segment, both domestically and abroad, and higher sales across most of its international segments. Offsetting these gains were declines in the Company's consumer business and in mobile audio, primarily satellite radio fulfillment sales. As a percentage of net sales, Electronics and Accessories represented 79.3% and 20.7% of net sales for the fiscal year ended February 29, 2012, compared to 73.9% and 26.1% in the prior year.

The gross margin for the fiscal year ended February 29, 2012 was 28.7%, an increase of 660 basis points as compared to 22.1% for the fiscal year ended February 28, 2011. The increase in gross margin is related to both, a shift in product mix geared towards high-end premium audio and OEM mobile electronics products, as well as better margins in most of the Company's product lines, both domestically and abroad. Additionally, lower sales in the Company's fulfillment and consumer businesses positively impacted margins for the comparable fiscal year periods.

Operating expenses for fiscal 2012 were $159.1 million, an increase of $44.2 million over $114.9 million reported in comparable fiscal year. This increase was primarily due to the addition of overhead associated with Klipsch, which accounted for $39.2 million of operating expenses in Fiscal 2012, as well as an increase in compensation expenses and professional service fees. Offsetting these increases were reductions in depreciation expense,

VOXX International Reports Year-end Financial Results

headcount reductions in select groups and a benefit recorded related to a put option. The Company continues to monitor its expenses and believes it has the right infrastructure to support its business in the coming years.

The Company reported operating income of $43.9 million in fiscal 2012, compared to operating income of $9.0 million in the comparable year ago period, an improvement of $34.9 million. Net income for the year-ended February 29, 2012 was $25.6 million or earnings per basic and diluted share of $1.11 and $1.10, respectively. This compares to net income of $23.0 million or earnings per basic and diluted share of $1.00 for the fiscal year-ended February 28, 2011. Fiscal 2012 includes a tax expense of $13.2 million compared to a tax benefit of $10.5 million in the comparable fiscal year.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal year ended February 29, 2012, was $54.8 million as compared to EBITDA of $23.0 million in Fiscal 2011, an improvement of $31.8 million. Adjusted EBITDA for the same periods was $58.7 million and $25.5 million, respectively.

A reconciliation of GAAP net income to Adjusted EBITDA can be found in the Company's Form 10-K for the period ended February 29, 2012.

Non-GAAP Measures
Adjusted net income and adjusted EBITDA are not financial measures recognized by GAAP.  Adjusted net income represents net income, computed in accordance with GAAP, before stock-based compensation expense, a tax refund, and costs relating to acquisitions.  Adjusted EBITDA represents net income, computed in accordance with GAAP, before interest expense, taxes, depreciation and amortization, stock-based compensation expense and costs relating to acquisitions.  Depreciation, amortization, and stock-based compensation expense are non-cash items.  Adjusted net income per diluted share is calculated by dividing adjusted net income by diluted shares outstanding calculated in accordance with GAAP.

We present adjusted net income and related per diluted share amounts as well as adjusted EBITDA in this release because we consider them to be useful and appropriate supplemental measures of our performance.  Adjusted net income and related per diluted share amounts as well as adjusted EBITDA help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance.  In addition, the exclusion of costs relating to the Klipsch acquisition and the tax refund allows for a more meaningful comparison of our results from period-to-period.  These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies.  Adjusted net income and adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income prepared in accordance with GAAP.  Adjusted net income and adjusted EBITDA are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

Conference Call Information
The Company will be hosting its conference call on Tuesday, May 15, 2012 at 10:00 a.m. EDT. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 800-706-7748; international: 617-614-3473; pass code: 58625362). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay: 617-801-6888; pass code: 12567094).

VOXX International Reports Year-end Financial Results

About VOXX International Corporation

VOXX International Corporation (NASDAQ:VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.  Through its wholly owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts, digital TV tuners and digital antennas.  The Company's brands also hold #1 market share for TV remote controls and reception products and leading market positions across a wide-spectrum of other consumer and automotive segments.

Today, VOXX International is a global company….with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers.   The company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which is now comprised of over 30 trusted brands. Among the key domestic brands include Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, Excalibur® and Prestige®.  International brands include Hirschmann®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.  The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves.  For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the accessories business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2012.

Company Contact:
Glenn Wiener, GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com

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VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
February 29, 2012 and February 28, 2011
(In thousands, except share data)

	February 29, 2012	February 28, 2011
Assets
Current assets:
Cash and cash equivalents	$13,606	$98,630
Accounts receivable, net	142,585	108,048
Inventory	129,514	113,620
Receivables from vendors	4,011	8,382
Prepaid expenses and other current assets	13,549	9,382
Income tax receivable	698	—
Deferred income taxes	3,149	2,768
Total current assets	307,112	340,830
Investment securities	13,102	13,500
Equity investments	14,893	12,764
Property, plant and equipment, net	31,779	19,563
Goodwill	87,366	7,373
Intangible assets	175,349	99,189
Deferred income taxes	796	6,244
Other assets	3,782	1,634
Total assets	$634,179	$501,097
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$43,755	$27,341
Accrued expenses and other current liabilities	52,679	36,500
Income taxes payable	5,432	1,610
Accrued sales incentives	18,154	11,981
Deferred income taxes	515	399
Current portion of long-term debt	3,592	4,471
Total current liabilities	124,127	82,302
Long-term debt	34,860	2,077
Capital lease obligation	5,196	5,348
Deferred compensation	3,196	3,554
Other tax liabilities	2,943	1,788
Deferred tax liabilities	34,220	4,919
Other long-term liabilities	7,840	8,163
Total liabilities	212,382	108,151
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	250	248
Paid-in capital	281,213	277,896
Retained earnings	162,676	137,027
Accumulated other comprehensive loss	(3,973)	(3,849)
Treasury stock, at cost	(18,369)	(18,376)
Total stockholders' equity	421,797	392,946
Total liabilities and stockholders' equity	$634,179	$501,097

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations
Years Ended February 29, 2012, February 28, 2011 and February 28, 2010
(In thousands, except share and per share data)

	Year Ended	Year Ended	Year Ended
	February 29, 2012	February 28, 2011	February 28, 2010
Net sales	$707,062	$561,672	$550,695
Cost of sales	504,107	437,735	443,944
Gross profit	202,955	123,937	106,751

Operating expenses:
Selling	47,282	34,517	30,147
General and administrative	93,219	67,262	62,854
Engineering and technical support	15,825	11,934	9,781
Acquisition related costs	2,755	1,207	209
Total operating expenses	159,081	114,920	102,991

Operating income	43,874	9,017	3,760

Other income (expense):
Interest and bank charges	(5,630)	(2,630)	(1,556)
Equity in income of equity investee	4,035	2,905	1,657
Other, net	(3,387)	3,204	7,294
Total other income (expenses), net	(4,982)	3,479	7,395

Income from operations before income taxes	38,892	12,496	11,155
Income tax expense (benefit)	13,243	(10,535)	(11,328)
Net income	$25,649	$23,031	$22,483

Net income per common share (basic)	$1.11	$1.00	$0.98

Net income per common share (diluted)	$1.10	$1.00	$0.98

Weighted-average common shares outstanding (basic)	23,080,081	22,938,754	22,875,651
Weighted-average common shares outstanding (diluted)	23,265,206	23,112,518	22,919,665

VOXX International and Subsidiaries
GAAP Net Income to Adjusted Net Income
Years Ended February 29, 2012, February 28, 2011 and February 28, 2010

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Diluted Earnings per Common Share

	Fiscal	Fiscal	Fiscal
	2012	2011	2010
Net income	$25,649	$23,031	$22,483
Adjustments:
Interest and bank charges	5,630	2,630	1,556
Depreciation and amortization	10,295	7,865	7,694
Income tax expense (benefit)	13,243	(10,535)	(11,328)
EBITDA	54,817	22,991	20,405
Stock-based compensation	1,082	1,284	1,138
Acquisition related costs	2,755	1,207	209
Adjusted EBITDA	$58,654	$25,482	$21,752
Diluted earnings per common share	$1.10	$1.00	$0.98
Diluted adjusted EBITDA per common share	$2.52	$1.10	$0.95

VOXX International and Subsidiaries
GAAP Net Income to Adjusted Net Income
For the Quarters-Ended February 29, 2012 and February 28, 2011

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Diluted Earnings per Common Share

	Quarter Ended	Quarter Ended
	February 29, 2012	February 28, 2011

Net Income	$10,866	$17,407
Adjustments:
Interest and bank charges	1,384	1,238
Depreciation and amortization	2,466	1,991
Income tax expense (benefit)	3,006	(12,321)
EBITDA	17,722	8,315
Stock-based compensation	354	—
Acquisition costs	1,148	988
Adjusted EBITDA	$19,224	$9,303
Diluted earnings per common share	$0.46	$0.75
Diluted adjusted EBITDA per common share	$0.82	$0.40

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